EXHIBIT 23.01

THE STEAK N SHAKE COMPANY

CONSENT OF DELOITTE & TOUCHE LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in the Registration Statements No. 333-115727 on Form S-3 and No. 333-115728 on Form S-8 of our report dated November 22, 2004, May 16, 2005, as to the effects of the restatement described in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 2), incorporated by reference in the amended Annual Report on Form 10-K/A of The Steak n Shake Company for the year ended September 29, 2004.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
May 20, 2005

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